News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
(856) 251-2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2009 RESULTS

Announces Definitive Agreement to Acquire
Brilliant Label Manufacturing Ltd. - China-based
Manufacturer of Woven and Printed Labels

Thorofare, New Jersey, August 6, 2009 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 28, 2009.

Net revenues for the second quarter of 2009 were $181.9 million compared to net revenues for the second quarter of 2008 of $236.2 million.  Net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2009 were $6.9 million, or $0.18 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2008 of $14.4 million, or $0.36 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2009 excluding restructuring expense were $7.4 million, or $0.19 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2008 were $11.6 million, or $0.29 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“We are pleased with our second quarter results.  Although the global retail markets remain a challenging environment, Checkpoint is continuing its efforts to extend its shrink management portfolio into a broader solutions proposition.  Our ability to continue to take share in the highly competitive apparel labeling business, coupled with proactive global cost-reduction initiatives led to solid results for the quarter,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.

Mr. van der Merwe concluded, “Even as the retail markets continue to lack the conviction of a near-term upward move, we continue to manage the business for the future, using our strong balance sheet and cash flows, while at the same time carefully monitoring spending.  Our commitment to our stated strategy to focus on the opportunities we see in the converging fields of shrink management, merchandise tracking and visibility, and apparel labeling remains unchanged.”

Selected analysis and discussion for the second quarter of 2009:

•
Net revenues decreased 23.0% due to an organic decline of 16.3% primarily due to global softness in demand in the Shrink Management Solutions segment, particularly in CheckView™ store monitoring solutions and EAS systems.  Foreign currency effects resulted in a 6.9% net revenues decline driven principally by the strengthened dollar versus the euro.  Acquisition growth was 0.2%.

•
Gross profit margin was 42.7% compared to 41.5% for the second quarter of 2008.  The increase was primarily due to higher margins in Apparel Labeling Solutions and the Shrink Management Solutions segment, notably in EAS systems and labels.

•
GAAP operating income was $10.8 million compared to $13.2 million in operating income for the second quarter of 2008.  Non-GAAP operating income was $11.3 million, or 6.2% of net revenues.  Non-GAAP operating income for the second quarter of 2008 was $16.3 million, or 6.9% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $0.6 million arising from general and administrative cost reductions.  In addition, the Company continues to implement the previously announced manufacturing and supply chain restructuring program and expects annualized cost savings of approximately $6.0 million when the program is complete in 2010.

•
Effective tax rate was 28.3% compared to negative 8.4% for the second quarter of 2008. The second quarter 2008 effective tax rate included a $4.8 million benefit relating to the release of a valuation allowance as a result of strategic decisions related to foreign operations and the related impact on assumptions of future taxable income.

•
Cash flow provided by operating activities was $8.0 million compared to $25.4 million for the second quarter of 2008. Cash flow provided by operating activities for the six month period ended June 28, 2009 was $31.7 million compared to $19.2 million for the comparable period in 2008.

•
At June 28, 2009, cash and cash equivalents were $121.0 million compared to $132.2 million at December 28, 2008, and total debt was $118.4 million compared to $145.3 million at December 28, 2008.  Capital expenditures were $2.1 million for the second quarter of 2009.

Checkpoint also announced today that it has entered into a definitive agreement to acquire Brilliant Label Manufacturing Ltd., a China-based manufacturer of woven and printed labels.  Total consideration for the acquisition of $38 million includes a cash payment of approximately $23 million and the assumption of Brilliant’s debt of approximately $15 million. Checkpoint expects the transaction to close by the end of the third quarter 2009, and to be slightly dilutive to earnings this year and accretive in 2010.

Brilliant, through its woven and printed label manufacturing facilities in Hong Kong and China, is expected to generate revenues of more than $40 million in 2010.  Its customer base includes many of the world’s leading retailers and apparel manufacturers.

“With the Brilliant acquisition, Checkpoint takes a significant step to strengthen and expand its core apparel labeling offering,” said Rob van der Merwe.  “Brilliant’s woven and printed label manufacturing capabilities move us closer to our previously announced strategy of becoming the recognized number two global provider of apparel labeling solutions.”

Outlook for 2009

Based on an assessment of current market conditions, Checkpoint is providing guidance for 2009.  This guidance includes the Brilliant acquisition but does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year, and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $770 million to $800 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.85.

•	Non-GAAP operating income margin is expected to be in the range of 5% to 6%.

•	An annualized tax rate of approximately 20%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $45 million to $55 million.

Checkpoint Systems will host a conference call today, August 6, 2009, at 10:00 AM Eastern Time, to discuss its 2009 second quarter results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at Checkpoint Systems Web site through the Conference Calls link or Investors section of the Web site.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit Checkpoint Systems.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include:  our ability to integrate our acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net revenues	$ 181,913	$ 236,200	$ 340,863	$ 445,820
Cost of revenues	104,222	138,259	196,642	261,400

Gross profit	77,691	97,941	144,221	184,420

Selling, general, and administrative expenses	61,597	75,943	123,514	149,830
Research and development	4,753	5,739	9,937	10,970
Restructuring expense	572	3,021	1,059	4,000
Litigation settlement	−	−	1,300	−

Operating income	10,769	13,238	8,411	19,620

Interest income	416	657	921	1,298
Interest expense	1,903	1,192	3,185	2,486
Other gain (loss), net	321	558	819	(606)

Earnings from operations before income taxes	9,603	13,261	6,966	17,826

Income taxes	2,718	(1,112)	2,306	(1,221)

Net earnings	6,885	14,373	4,660	19,047
Less: (Loss) earnings attributable to noncontrolling interests	(45)	17	(264)	(107)

Net earnings attributable to Checkpoint Systems, Inc.	$ 6,930	$ 14,356	$ 4,924	$ 19,154

Net earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings per share	$ .18	$ .36	$ .13	$ .48

Diluted earnings per share	$ .18	$ .36	$ .13	$ .47

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	June 28, 2009	December 28, 2008
(unaudited)

Cash and Cash Equivalents	$ 120,969	$ 132,222
Working Capital	$ 259,486	$ 282,752
Current Assets	$ 434,356	$ 494,310
Total Debt	$ 118,357	$ 145,286
Total Equity	$ 514,686	$ 505,238
Total Assets	$ 925,153	$ 985,716

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net revenues	$ 181,913	$ 236,200	$ 340,863	$ 445,820

GAAP operating income	10,769	13,238	8,411	19,620

Non-GAAP adjustments:

Restructuring expense	572	3,021	1,059	4,000

Litigation settlement	−	−	1,300	−

Deferred compensation expense adjustment	−	−	−	1,381

Adjusted Non-GAAP operating income	$ 11,341	$ 16,259	$ 10,770	$ 25,001

GAAP operating margin	5.9%	5.6%	2.5%	4.4%
Adjusted Non-GAAP operating margin	6.2%	6.9%	3.2%	5.6%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Earnings attributable to Checkpoint Systems, Inc., as reported	$ 6,930	$ 14,356	$ 4,924	$ 19,154

Non-GAAP adjustments:

Restructuring expense, net of tax	420	2,076	741	2,785

Litigation settlement, net of tax	−	−	801	−

Deferred compensation expense adjustment, net of tax	−	−	−	849

Valuation allowance adjustment	−	(4,812)	−	(4,812)

Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 7,350	$ 11,620	$ 6,466	$ 17,976

Reported diluted shares	39,468	40,274	39,359	40,630

Adjusted diluted shares	39,468	40,274	39,359	40,630

Reported net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.18	$ 0.36	$ 0.13	$ 0.47

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.19	$ 0.29	$ 0.16	$ 0.44